Exhibit 99.1
(Logo Omitted)
Teledyne Technologies Incorporated
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease

TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS
THOUSAND OAKS, Calif. — July 23, 2009 — Teledyne Technologies Incorporated (NYSE:TDY)
•	Second quarter 2009 sales and earnings per share were $441.1 million and $0.69, respectively

•	Both were below second quarter 2008 due to a challenging environment in selected commercial businesses

•	Second quarter 2009 earnings per share improved $0.12 from first quarter 2009, on essentially flat sales, due to effective cost management

•	Affirming previous full year 2009 outlook
Teledyne Technologies today reported second quarter 2009 sales of $441.1 million, compared with sales of $478.8 million for the same period of 2008. Net income for the second quarter of 2009 was $25.2 million ($0.69 per diluted share), compared with net income of $32.6 million ($0.89 per diluted share) in the second quarter of 2008.
“Considering the continued softening of the economy, I am pleased with our financial performance this quarter. We have sized our commercial businesses in line with current market demand, and we are managing the company appropriately,” said Robert Mehrabian, chairman, president and chief executive officer. “Year over year comparisons were certainly difficult. However, while total sales increased only modestly in the second quarter compared to the first quarter of 2009, operating profit increased in each business segment, and free cash flow was $31.4 million, which was 25% greater than second quarter 2009 net income. Despite our improved performance relative to the first quarter, and even though second quarter 2009 orders exceeded sales by 7.6%, we continue to expect 2009 to be a challenging year. However, we believe the mix of our businesses, including expected stability in our defense and government operations, coupled with our aggressive cost controls, should allow Teledyne to outperform in such an environment.”
Review of Operations (comparisons are with the second quarter of 2008, unless noted otherwise)
Electronics and Communications
The Electronics and Communications segment’s second quarter 2009 sales were $305.1 million, compared with $316.3 million, a decrease of 3.5%. Second quarter 2009 operating profit was $39.9 million, compared with operating profit of $47.0 million, a decrease of 15.1%.
The second quarter 2009 sales decrease resulted from lower sales in electronic instruments and other commercial electronics, partially offset by revenue growth in defense electronics. The revenue growth in defense electronics was primarily driven by an acquisition made in 2008, as well as slightly higher organic sales. Lower sales of electronic instruments primarily reflected reduced sales of geophysical sensors for the energy exploration market, and environmental instruments for air and water monitoring, partially offset by acquisitions made in 2008. Lower sales of other commercial electronics primarily reflected reduced sales of avionics and other electronic components. Segment revenue in the second quarter of 2009 included revenue from acquisitions made in 2008 of $15.2 million. The decrease in segment operating profit primarily reflected the impact of reduced sales and a $0.4 million charge related to past due accounts receivable. Operating profit in the second quarter of 2008 was favorably impacted by a settlement of $2.0 million. Operating profit also included pension expense under SFAS No. 87 and No. 158, of $2.4 million in the second quarter of 2009, compared with $0.9 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $0.6 million in the second quarter of 2009, compared with $0.4 million.
Engineered Systems
The Engineered Systems segment’s second quarter 2009 sales were $89.7 million, compared with $95.7 million, a decrease of 6.3%. Operating profit was $8.7 million for the second quarter of 2009, compared with operating profit of $9.4 million, a decrease of 7.4%.
The second quarter 2009 sales decrease primarily reflected lower revenue in certain aerospace programs. Operating profit in the second quarter of 2009 reflected higher pension expense and the impact of lower revenue, partially offset by improved margins for certain programs. Operating profit included pension expense under SFAS No. 87 and No. 158, of $2.8 million in the second quarter of 2009, compared with $1.4 million. Pension expense allocated to contracts pursuant to CAS was $2.5 million in the second quarter of 2009, compared with $2.0 million.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s second quarter 2009 sales were $29.7 million, compared with $47.9 million, a decrease of 38.0%. Operating profit was $0.7 million for the second quarter 2009, compared with operating profit of $5.0 million, a decrease of 86.0%.
Sales were lower in all end markets, including OEM piston engines, aftermarket engines and spare parts, due to lower demand in the general aviation market. The decrease in operating profit primarily reflected the impact of significantly reduced sales and a $0.3 million charge related to past due accounts receivable, partially offset by a favorable worker’s compensation settlement of $0.9 million and lower LIFO expense of $0.6 million.
Energy and Power Systems
The Energy and Power Systems segment’s second quarter 2009 sales were $16.6 million, compared with $18.9 million, a decrease of 12.2%. Operating profit was $0.3 million for the second quarter 2009, compared with operating profit of $2.8 million, a decrease of 89.3%.
Second quarter 2009 sales reflected lower commercial hydrogen generator and battery product sales, partially offset by higher sales in the turbine engine business. Operating profit reflected a $1.2 million product replacement reserve for commercial energy systems recorded in second quarter of 2009, partially offset by lower LIFO expense of $0.3 million. Operating profit in the second quarter of 2008 was favorably impacted by $1.3 million for environmental reserves no longer needed due to a final settlement.

Additional Financial Information (comparisons are with the second quarter of 2008, unless noted otherwise)
Cash Flow
Cash provided by operating activities was $35.8 million for the second quarter of 2009, compared with $38.5 million. The lower cash provided by operating activities in the second quarter of 2009 was primarily due to lower net income, partially offset by lower pension contributions. No pension contributions were made in the second quarter of 2009, compared with $2.5 million. Free cash flow (cash from operating activities less capital expenditures) was $31.4 million for the second quarter of 2009, compared with $28.7 million and also reflected lower capital spending. At June 28, 2009, total debt was $335.0 million, which includes $324.0 million drawn on available credit lines, as well as other debt and capital lease obligations. Cash and cash equivalents were $24.1 million at June 28, 2009. The company received $0.1 million from the exercise of employee stock options in the second quarter of 2009, compared with $3.7 million. Capital expenditures for the second quarter of 2009 were $4.4 million, compared with $9.8 million. Depreciation and amortization expense for the second quarter of 2009 was $11.3 million, compared with $13.1 million.
Free Cash Flow(a)

	Second	Second
	Quarter	Quarter
(in millions, brackets indicate use of funds)	2009	2008
Cash provided by operating activities	$35.8	$38.5
Capital expenditures for property, plant and equipment	(4.4)	(9.8)

Free cash flow	$31.4	$28.7

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Pension
Pension expense was $5.6 million for the second quarter of 2009 compared with $2.5 million. Pension expense allocated to contracts pursuant to CAS was $3.1 million for the second quarter of 2009 compared with $2.4 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government.
Income Taxes
The effective tax rate for the second quarter of 2009 was 39.0% compared with 38.3%.
Stock Option Compensation Expense
For the second quarter of 2009, the company recorded a total of $1.2 million in stock option expense, of which $0.5 million was recorded as corporate expense and $0.7 million was recorded in the operating segment results. For the second quarter of 2008, the company recorded a total of $1.8 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.2 million was recorded in the operating segment results. The lower 2009 amount reflects the decision to eliminate the annual employee stock option grant for 2009.

Other
Interest expense, net of interest income, was $1.5 million for the second quarter of 2009, compared with $2.5 million, and primarily reflected lower average interest rates, partially offset by the impact of higher outstanding debt levels. Other income and expense for the second quarter of 2009 included unfavorable foreign currency translation impacts as well as higher deferred compensation expense. Corporate expense was $5.9 million for the second quarter of 2009, compared with $8.4 million and primarily reflected lower professional fees expense and lower accruals for compensation expense. Minority interest reflects the minority ownership interests in ODI and Teledyne Energy Systems, Inc.
Outlook
Based on its current outlook, the company’s management believes that third quarter 2009 earnings per diluted share will be in the range of approximately $0.70 to $0.75. The full year 2009 earnings per diluted share outlook is expected to be in the range of approximately $2.70 to $2.80. The outlook for the third quarter and full year 2009, compared with the same periods of 2008, reflects a reduction in sales for the company’s Aerospace Engines and Components segment, as well as lower sales of environmental instruments for air and water monitoring and other commercial electronics. In addition, the full year outlook reflects a contraction in sales of marine instruments, which serve the offshore exploration market, especially in the second half of 2009. The company’s estimated effective tax rate for 2009 is expected to be 38.9%, excluding anticipated tax credits totaling $1.3 million in the second half of 2009.
The outlook reflects adjustments to our cost structure including employment reductions and other related employee cost savings and eliminating both the 2009 annual salary increases and the 2009 annual grant of employee stock option awards and the closure or relocation of five operating sites.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, directly and indirectly relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense, taxes and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including continuing disruptions in the global economy, insurance and credit markets, changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets, funding, continuation and award of government programs, continued liquidity of our suppliers and customers (including commercial and military aviation customers) and the availability of credit to our suppliers and customers could change the anticipated results. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. Lower oil and natural gas prices could negatively affect our business units that supply the oil and gas industry. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs, and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components. Changes in U.S. Government policy could result, over time, in reductions and realignment in defense or other government spending and further changes in programs in which the company participates.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any other acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses outside of the United States, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2008 Annual Report on Form 10-K and its 2009 first quarter Form 10-Q. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, July 23, 2009. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, July 23, 2009.

Investor Contact:	Jason VanWees (805) 373-4542

Media Contact:	Robyn McGowan (805) 373-4540
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED
JUNE 28, 2009 AND JUNE 29, 2008
(Unaudited — In millions, except per share amounts)

	Second	Second	Six	Six
	Quarter	Quarter	Months	Months
	2009	2008	2009	2008
Net sales	$441.1	$478.8	$881.4	$930.6
Costs and expenses:
Costs of sales	313.8	330.9	627.6	646.2
Selling, general and administrative expenses	83.6	92.1	174.8	180.9

Total costs and expenses	397.4	423.0	802.4	827.1

Income before other income and (expense) and taxes	43.7	55.8	79.0	103.5
Other income (expense), net	(0.6)	0.7	(0.2)	0.5
Interest expense, net	(1.5)	(2.5)	(2.6)	(5.5)

Income before income taxes	41.6	54.0	76.2	98.5
Provision for income taxes (a)	16.2	20.7	29.8	36.3

Net income before minority interest	25.4	33.3	46.4	62.2
Less: net income attributable to minority interest	(0.2)	(0.7)	(0.4)	(1.7)

Net income attributable to Teledyne Technologies	$25.2	$32.6	$46.0	$60.5

Diluted earnings per common share	$0.69	$0.89	$1.26	$1.66

Weighted average diluted common shares outstanding	36.6	36.5	36.5	36.4

(a)	The first six months of 2009 includes additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes recorded in the first quarter. The first six months of 2008 includes income tax credits of $1.3 million recorded in the first quarter.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT (LOSS)
FOR THE THREE MONTHS ENDED
JUNE 28, 2009 AND JUNE 29, 2008
(Unaudited — In millions)

	Second	Second		Six	Six
	Quarter	Quarter		Months	Months
	2009	2008	% Change	2009	2008	% Change
Net sales:
Electronics and Communications	$305.1	$316.3	(3.5)%	$615.1	$617.6	(0.4)%
Engineered Systems	89.7	95.7	(6.3)%	178.5	179.2	(0.4)%
Aerospace Engines and Components	29.7	47.9	(38.0)%	55.7	94.4	(41.0)%
Energy and Power Systems	16.6	18.9	(12.2)%	32.1	39.4	(18.5)%

Total net sales	$441.1	$478.8	(7.9)%	$881.4	$930.6	(5.3)%

Operating profit (loss) and other segment income:
Electronics and Communications	$39.9	$47.0	(15.1)%	$78.2	$87.3	(10.4)%
Engineered Systems	8.7	9.4	(7.4)%	16.8	17.5	(4.0)%
Aerospace Engines and Components	0.7	5.0	(86.0)%	(3.6)	9.6	*
Energy and Power Systems	0.3	2.8	(89.3)%	0.3	5.0	(94.0)%

Segment operating profit and other segment income	$49.6	$64.2	(22.7)%	$91.7	$119.4	(23.2)%
Corporate expense	(5.9)	(8.4)	(29.8)%	(12.7)	(15.9)	(20.1)%
Other income (expense), net	(0.6)	0.7	*	(0.2)	0.5	*
Interest expense, net	(1.5)	(2.5)	(40.0)%	(2.6)	(5.5)	(52.7)%

Income before income taxes	41.6	54.0	(23.0)%	76.2	98.5	(22.6)%
Provision for income taxes (a)	16.2	20.7	(21.7)%	29.8	36.3	(17.9)%

Net income before minority interest	25.4	33.3	(23.7)%	46.4	62.2	(25.4)%
Less: Net income attributable to minority interest	(0.2)	(0.7)	(71.4)%	(0.4)	(1.7)	(76.5)%

Net income attributable to Teledyne Technologies	$25.2	$32.6	(22.7)%	$46.0	$60.5	(24.0)%

(a)	The first six months of 2009 includes additional income tax expense of $0.3 million primarily related to the impact of California income tax law changes recorded in the first quarter. The first six months of 2008 includes income tax credits of $1.3 million recorded in the first quarter.

*	percentage change not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
JUNE 28, 2009 AND DECEMBER 28, 2008
(Current period unaudited — In millions)

	June 28,	December 28,
	2009	2008

ASSETS
Cash and cash equivalents	$24.1	$20.4
Accounts receivable, net	271.8	281.4
Inventories, net	197.6	207.0
Deferred income taxes, net	33.2	42.6
Prepaid expenses and other assets	19.6	41.6

Total current assets	546.3	593.0

Property, plant and equipment, net	205.0	202.6
Deferred income taxes, net	80.8	89.2
Goodwill and acquired intangible assets, net	619.3	619.5
Other assets, net	33.4	30.2

Total assets	$1,484.8	$1,534.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$104.5	$108.2
Accrued liabilities	166.8	202.4
Current portion of long-term debt and capital leases	1.1	1.1

Total current liabilities	272.4	311.7

Long-term debt and capital lease obligations	333.9	332.1
Other long-term liabilities	292.2	355.5

Total liabilities	898.5	999.3
Redeemable minority interest	23.2	28.3
Total stockholders’ equity	563.1	506.9

Total liabilities and stockholders’ equity	$1,484.8	$1,534.5